Exhibit 10.1

                     SHORT FORM OPTION PURCHASE AGREEMENT


Agreement dated as of this 17th day of December 2007 by and between Braverman Productions, Inc., (BPI) and Reshoot Production Company, a Nevada Corporation
(RPC) ("Purchaser") with respect to the heretofore unpublished script entitled, "MASQUERADE" (which, together with the rights granted under this Agreement, is herein called the "Property").

1.    Option.

(a) In consideration of the sum of $5,000 (Five Thousand hundred dollars) BPI grants to Purchaser an option (the "Option") to purchase motion picture ("Motion Picture" meaning theatrical motion picture and or television) and ancillary rights in the Property for a period (the "Option Period") commencing as of the date of execution of this Agreement and extending to November 30, 2008.

2. Compensation. As FULL and complete consideration for all rights granted and to be granted hereunder, purchaser agrees to pay BPI and BPI agrees to accept the following:

      (a) In the event the Option is exercised, RPC and BPI will form a new joint venture. The new joint venture will be funded by RPC with $1,000,000 (One Million dollars) within 30 days of notification the option has been exercised. The new joint venture will be the producing entity for the film and all checks will be double signed by Chuck Braverman (or his agent) and an agent representing RPC. Braverman will produce the film and have complete financial and creative control producing the project, which will include but not be limited to; credits, budget, casting, pre-production, above the line, below the line, production, and post production.

     (b) BPI will complete the film and have available for the joint venture an Hdcam, Hdcam SR, or D5 answer print suitable for screenings at festivals and digital projection in a commercial theater and ready for blowup to 35mm.

     (c) Any and all income from the film and any and all income from any ancillary rights from theatrical distribution, television, cable, internet, DVD's, and every other source will go into the new joint venture formed to make the film, and that money will be split 50/50 between RPC and BPI after RPC recoups the first $1,000,000 (one million dollars). There will be no expenses, interest, or overhead of any kind deducted by RPC from any of the income.

3.Publicity. No advertising or publicity of any kind including fund raising in any media using the name of Chuck Braverman or Braverman Productions, Inc. may be used without the advanced approval in writing of Chuck Braverman, with the exception of Exhibit A ("MASQUERADE" script synopsis) and Exhibit B (Braverman resume).

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4.  No Partnership or Joint Venture.  Nothing herein contained shall in any way create any association, partnership, joint venture or the relation of principal and agent between the parties to constitute such except
as noted above in paragraph 2a.   Neither of the parties hereto shall hold
itself out contrary to the terms of this provision, by advertising or otherwise. This Agreement is not for the benefit of any third party.


5. Notices. All notices and other communications prescribed or given hereunder shall be in writing sent by certified or registered mail, return receipt requested and directed to the parties at the respective addresses of each of the parties (or at such other address as a party may specified by notice given to the others);

RPC:              Ed DeStefano, President
                  Reshoot Production Company 14055 Tahiti Way, Suite 305 Marina del Rey, CA 90292
                  (310) 420-7660

BPI:              Chuck Braverman
                  Braverman Productions, Inc. 3000 Olympic Blvd.,
                  Santa Monica, CA. 90404
                  (310) 264-4184 voice
                  (310) 388-5885 fax
                  chuck@ braverman.net


6. Miscellaneous. This Agreement supersedes and replaces all discussions, correspondence and agreements (oral or written) between BPI and Purchaser and their respective representatives relating to the Property, and may not be modified or amended except by means of a writing signed by the party against whom such modification or amendment is sought to be charged. Unless and until a more formal agreement is executed incorporating all of the foregoing and additional detailed grants of rights, representations, warranties and other provisions customarily included in such formal literary purchase agreements, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, representatives, assigns and licensees.
Paragraph headings are for the sake of convenience only and of no substantive import.


7. California Law. This Agreement shall be interpreted, construed and governed in all respects under the laws of the state of California applicable to contracts entered into and wholly performed therein, and any dispute arising out of or in connection with this Agreement shall be adjudicated exclusively by the courts of said state which are located in the County of Los Angeles. Any dispute shall be settled by binding arbitration pursuant to the rules of the Independent film and Television Alliance in Los Angeles, Ca. Prevailing party shall be entitled to reasonable attorneys fees and expenses.




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8.  Short Form.   It is understood that this is a short form agreement
and that after the option is exercised a longer agreement may be made. Please sign below to indicate your acceptance of and agreement to the foregoing. This Agreement shall take effect only after all parties have signed below.


ACCEPTED AND AGREED:

Reshoot Production Company
By:  Ed DeStefano

/s/  Ed DeStefano           Date:  12.-21-07
--------------------------------------------

ACCEPTED AND AGREED:
Braverman Productions, Inc.
By:   Chuck Braverman

/s/  Chuck Braverman        Date  12/20/2007
------------------------ -------------------

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